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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ______________)*


                             Business Objects S.A.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)


      Ordinary Shares, nominal value one French Franc per Ordinary Share
        ("Ordinary Shares"), represented by American Depository Shares
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                  1232 8X 107
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                              Page  1  of  4 Pages
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-----------------------                                  ---------------------
  CUSIP NO. 1232 8X 107                 13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Bernard Liautaud
      ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                            Not Applicable      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      France

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,028,576, shares held directly

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          430,200 shares held by Trust
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,028,576 shares held directly

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          430,200 shares held by Trust
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,458,776

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      Individual

------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT
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CUSIP No. 1232 8X 107                                          Page 3 of 4 Pages
ITEM 1.
        (a)     Business Objects S.A.

        (b)     1 Square Chaptal,
                92300 Levallois - Perret, France

ITEM 2.
        (a)     Bernard Liautaud

        (b)     c/o Business Objects Americas
                2870 Zanker Road
                San Jose, CA 95134

        (c)     France

        (d)     Ordinary Shares

        (e)     Not Applicable


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A: NOT APPLICABLE


ITEM 4. OWNERSHIP
        (a)     Amount Beneficially Owned 1,458,776

        (b)     Percent of Class 8.7%

        (c)     Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote 1,028,576
                    shares held directly
               (ii) shared power to vote or to direct the vote  430,200 shares
              (iii) sole power to dispose or direct the disposition of
                    1,028,576 directly
               (iv) shared power to dispose or direct the disposition of
                    430,200 shares


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not Applicable

CUSIP No. 1232 8X 107                                          Page 4 of 4 Pages


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not Applicable


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not Applicable


ITEM 10.
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      February 10,1998
                                      ------------------------------------------
                                              Date

                                      /s/ Bernard Liautaud
                                      ------------------------------------------
                                                 Signature

                                      Bernard Liautaud/Chairman of the Board,
                                      Director of Business Objects S.A., and CEO
                                      ------------------------------------------
                                                         Name/Title